PRESS RELEASE

By:	Expeditors International of Washington, Inc.
Sterling Plaza 2
3545 Factoria Blvd SE
Bellevue, WA 98006

CONTACTS:

	Jeffrey S. Musser	Bradley S. Powell	Geoffrey Buscher
	President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Director - Investor Relations
	(206) 674-3433	(206) 674-3412	(206) 892-4510

FOR IMMEDIATE RELEASE

EXPEDITORS APPOINTS NEW CEO AS JEFFREY S. MUSSER ANNOUNCES RETIREMENT

Daniel R. Wall Appointed Next CEO

BELLEVUE, WASHINGTON - February 19, 2025, Expeditors International of Washington, Inc. (NYSE:EXPD) today announced that Jeffrey S. Musser, President and Chief Executive Officer, plans to retire, effective March 31, 2025. The Company also announced that the Board of Directors has unanimously elected Daniel R. Wall, current President – Global Geographies, as Expeditors’ next President and Chief Executive Officer, effective April 1, 2025. Upon his retirement, Mr. Musser will step down from the Board of Directors, and Mr. Wall will be appointed to the Board and stand for election at the Company’s upcoming Annual Meeting of Shareholders.

“Jeff has spent decades living and expressing the very best of the Expeditors culture, as has Dan,” said Bob Carlile, Chair of Expeditors’ Board of Directors. “Both executives have excelled at every level within our organization, having distinguished themselves throughout long and meaningful careers with our company. Both started when they were young, and both have demonstrated the qualities of leadership necessary to continue to take our company to the next level of performance.

“We sincerely thank Jeff for embracing the difficult task of taking the helm from one of our long-time founders back in 2014. Jeff joined Expeditors at age 16 and advanced through many different roles with excellence throughout his 42-year career. In 2014 he was promoted to the Chief Executive role, becoming just the third CEO in our history. He led the Company’s growth from $6.1 billion in revenues and 14,000 employees in 2013 to $10.6 billion in revenues and more than 18,000 employees in 2024. Over that same time, Expeditors returned $9.6 billion to shareholders in dividends and share repurchases and increased earnings per share by 240%. Throughout his tenure as CEO, Jeff continued to cultivate our corporate culture and values, which have been the foundation of our competitive advantage since our beginning.

“Dan is absolutely the best choice to succeed Jeff’s strong tenure, as Dan demonstrated tremendous leadership skills and instincts in his presidents roles under Jeff. In his 38 years with Expeditors, Dan has proven himself as a motivator who inspires our organization at all levels. He keeps strong relationships with our customers and carriers, and understands our business as well as anyone anywhere in the world today.”

Daniel R. Wall, 56, joined Expeditors in March 1987 and was promoted to District Manager in May 1992 and Global Director - Account Management in March 2002. Mr. Wall was elected Vice President – ECMS (Order Management) in January 2004 and Senior Vice President - Ocean Services in September 2004. Mr. Wall was appointed as President, Global Products in June 2015, and as President, Global Services, effective January 1, 2023. In October 2023, Mr. Wall was named President, Global Geographies and Operations, effective January 1, 2024.

Mr. Carlile added, “We are grateful for Jeff’s extraordinary leadership during his 11 years as CEO. It will be a seamless transition to Dan as CEO. Critical to our culture is our commitment to the development of our employees as they advance in their careers with Expeditors. As such, the vast majority of our leaders throughout the world have been promoted from within. We on the Board believe managing leadership succession and refreshment is one of our most critical roles in service to the Company. In that capacity, we evaluated several potential CEO candidates as part of our regular succession planning. Ultimately, Dan’s experience and driven personality put him at the top of the list. Like Jeff, Dan started at the very bottom of our organization when he was still in his teens. We believe his decades of dedication to our industry in general and to Expeditors in particular is critical to upholding and advancing our mission, vision, and culture as we move forward through our second 45 years.”

Expeditors is a global logistics company headquartered in Bellevue, Washington. The Company employs trained professionals in 172 district offices and numerous branch locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, time-definite transportation, order management, warehousing and distribution and customized logistics solutions.